EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2017 Fourth Quarter and Full Year Results

STAMFORD, Conn., Dec. 06, 2017 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today filed its fiscal 2017 annual report on Form 10-K with the SEC and announced financial results for the fiscal 2017 fourth quarter and year ended September 30, 2017.

Three Months Ended September 30, 2017 Compared to Three Months Ended September 30, 2016

For the fiscal 2017 fourth quarter, Star reported a 12.0 percent increase in total revenue to $181.6 million, compared with $162.1 million in the prior-year period. The revenue growth reflects higher selling prices – in response to an increase in wholesale product costs of 24.4 cents per gallon – greater service and installation sales, and an increase in home heating oil and propane volume sold. Home heating oil and propane volume sold rose by 2.0 million gallons, or 9.7 percent, to 22.6 million gallons largely due to the additional sales volume provided from acquisitions. Home heating oil and propane margins declined by approximately 4.3 cents per gallon in the base business (excluding acquisitions) compared to the fourth quarter of fiscal 2016 largely due to lower per gallon margins on sales to price-protected customers which were impacted, in part, by the increase in wholesale product costs.

During the fiscal 2017 fourth quarter, Star's net loss decreased by $1.3 million to a loss of $17.7 million, as the favorable impact of a non-cash change in the fair value of derivative instruments of $11.1 million more than offset $7.8 million of higher delivery and branch expense, including an increase in insurance costs of $2.9 million compared to the prior year period.

The Company's Adjusted EBITDA loss for the fiscal 2017 fourth quarter increased by $8.0 million, to a loss of $29.2 million, primarily due to higher operating expenses in the base business of $6.1 million, an Adjusted EBITDA loss of $0.7 million attributable to acquisitions, and the impact from lower per gallon margins of $1.0 million. Operating expenses in the base business rose due to higher insurance costs of $2.7 million and an increase in spending attributable to additional staffing in the areas of information technology, customer service, operations management, and sales and marketing. Legal and professional fees were also $0.7 million higher in the fourth quarter of 2017 versus the prior-year period, primarily related to expenses associated with the Company’s election to be treated as a corporation, instead of a partnership, for federal income tax purposes (commonly referred to as a “check-the-box” election) and amendments to the Company’s partnership agreement to give effect to such change in income tax classification, including expenses associated with holding a special unitholder meeting to seek unitholder approval of the check-the-box election and corresponding amendments to the Company’s partnership agreement. Adjusted EBITDA is a non-GAAP financial measure (see reconciliation below) that should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) but provides additional information for evaluating the Company’s ability to pay distributions.

Fiscal Year Ended September 30, 2017 Compared to Fiscal Year Ended September 30, 2016

Star reported a 14.0 percent increase in total revenue to $1.3 billion, versus $1.2 billion in the prior-year period, due to higher selling prices – in response to higher wholesale product costs of 26.4 cents per gallon – an increase in total volume sold of 4.1 percent, and higher air conditioning installation and service sales.

Home heating oil and propane volume sold increased by 14.4 million gallons, or 4.8 percent, to 316.9 million gallons, as the additional sales volume provided from acquisitions and colder weather was only partially offset by net customer attrition and other factors. Temperatures in Star's geographic areas of operation for fiscal 2017 were 7.0 percent colder than last year’s comparable period but 12.4 percent warmer than normal as reported by the National Oceanic and Atmospheric Administration.

Net income decreased by $18.0 million, or 40.1 percent, to $26.9 million as the positive impact from colder temperatures and acquisitions was more than offset by an unfavorable, non-cash change in the fair value of derivative instruments of $16.0 million, the absence of a $12.5 million credit as was recorded in fiscal 2016 under the Company’s weather hedge contract, and an increase in spending largely due to additional staffing in the areas of information technology, customer service, operations management, and sales and marketing and other expense increases.

Adjusted EBITDA decreased by $14.7 million, or 15.4 percent, to $81.0 million as the impact of higher home heating oil and propane volume sold and slightly better home heating oil and propane per gallon margins were more than offset by the absence of a $12.5 million credit as was recorded in fiscal 2016 under the Company’s weather hedge contract, lower service and installations gross profit, and additional costs related to staffing in the areas of information technology, customer service, operations management, and sales and marketing and other expense increases.

"We accomplished a good deal this fiscal year, and not just operationally," said Steven J. Goldman, Star Group’s Chief Executive Officer. "Total heating oil and propane volume sold rose to 317 million gallons, boosted by slightly colder weather, while we invested in critical areas such as information technology, service, and sales to help increase client retention as well as support our organic growth initiatives. Net customer attrition improved to 1.5 percent from 5.1 percent in fiscal 2016 – reflecting both higher gains as well as lower losses. I’m really proud of this track record as we head into the busy winter season.

"In addition, we recently announced that our unitholders approved the Company’s check-the-box election at a special unitholder meeting held on October 25, 2017. This new income tax classification will allow the Company to save on administrative expense going forward while potentially broadening its base of interested institutional investors. We also changed our name to Star Group, L.P. to better reflect the full scope of products and services we offer. Overall, we believe these developments position us well for the future – one in which Star provides a growing complement of home comfort solutions to its customers across the U.S."

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of our financial statements, such as investors, commercial banks and research analysts, to assess:

  our compliance with certain financial covenants included in our debt agreements;
  our financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  our operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  our ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

  EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;
  Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER: Star’s management will host a conference call and webcast tomorrow, December 7, 2017, at 11:00 a.m. Eastern Time. The conference call dial-in number is 1-877-327-7688 or 1-412-317-5112 (for international callers). A webcast is also available at http://www.stargrouplp.com/events-and-presentations.

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides home security and plumbing services primarily to its home heating oil and propane customer base. Star also sells diesel fuel, gasoline and home heating oil on a delivery only basis. Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast, Central and Southeast U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance; the price and supply of the products we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of future governmental regulations, including environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2017. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Form 10-K. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
(in thousands)	2017	2016

ASSETS
Current assets
Cash and cash equivalents	$52,458	$139,188
Receivables, net of allowance of $5,540 and $4,419, respectively	96,603	78,650
Inventories	59,596	45,894
Fair asset value of derivative instruments	5,932	3,987
Prepaid expenses and other current assets	26,652	27,139
Total current assets	241,241	294,858

Property and equipment, net	79,673	70,410
Goodwill	225,915	212,760
Intangibles, net	105,218	97,656
Deferred tax assets, net	-	5,353
Restricted cash	250	-
Investments	11,777	-
Deferred charges and other assets, net	9,843	11,074
Total assets	$673,917	$692,111

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$26,739	$25,690
Fair liability value of derivative instruments	289	2,285
Current maturities of long-term debt	10,000	16,200
Accrued expenses and other current liabilities	108,449	103,855
Unearned service contract revenue	60,133	56,971
Customer credit balances	66,723	84,921
Total current liabilities	272,333	289,922

Long-term debt	65,717	75,441
Deferred tax liabilities, net	6,140	-
Other long-term liabilities	23,659	25,255

Partners’ capital
Common unitholders	325,762	322,771
General partner	(929)	(516)
Accumulated other comprehensive loss, net of taxes	(18,765)	(20,762)
Total partners’ capital	306,068	301,493
Total liabilities and partners’ capital	$673,917	$692,111

STAR GROUP, L.P. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
(in thousands, except per unit data)	2017	2016	2017	2016
	(unaudited)	(unaudited)
Sales:
Product	$114,769	$97,495	$1,065,076	$911,014
Installations and services	66,815	64,569	258,479	250,324
Total sales	181,584	162,064	1,323,555	1,161,338
Cost and expenses:
Cost of product	82,584	66,297	675,386	539,831
Cost of installations and services	56,533	53,968	239,670	229,010
(Increase) decrease in the fair value of derivative instruments	(9,219)	1,854	(2,193)	(18,217)
Delivery and branch expenses	65,547	57,738	306,534	276,493
Depreciation and amortization expenses	7,177	6,571	27,882	26,530
General and administrative expenses	6,854	5,841	24,998	23,366
Finance charge income	(766)	(599)	(4,054)	(3,079)
Operating income (loss)	(27,126)	(29,606)	55,332	87,404
Interest expense, net	(1,657)	(2,004)	(6,775)	(7,485)
Amortization of debt issuance costs	(309)	(313)	(1,281)	(1,247)
Income (loss) before income taxes	(29,092)	(31,923)	47,276	78,672
Income tax expense (benefit)	(11,345)	(12,828)	20,376	33,738
Net income (loss)	$(17,747)	$(19,095)	$26,900	$44,934
General Partner’s interest in net income (loss)	(103)	(110)	156	252
Limited Partners’ interest in net income (loss)	$(17,644)	$(18,985)	$26,744	$44,682

Per unit data (Basic and Diluted):
Net income (loss) available to limited partners	$(0.32)	$(0.34)	$0.48	$0.78
Dilutive impact of theoretical distribution of earnings under FASB ASC 260-10-45-60	-	-	0.02	0.08
Limited Partner’s interest in net income (loss) under FASB ASC 260-10-45-60	$(0.32)	$(0.34)	$0.46	$0.70

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	55,888	56,382	55,888	57,022

SUPPLEMENTAL INFORMATION
STAR GROUP, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Three Months Ended September 30,
(in thousands)	2017	2016

Net loss	$(17,747)	$(19,095)
Plus:
Income tax benefit	(11,345)	(12,828)
Amortization of debt issuance cost	309	313
Interest expense, net	1,657	2,004
Depreciation and amortization	7,177	6,571
EBITDA	(19,949)	(23,035)

(Increase) / decrease in the fair value of derivative instruments	(9,219)	1,854
Adjusted EBITDA	(29,168)	(21,181)

Add / (subtract)
Income tax benefit	11,345	12,828
Interest expense, net	(1,657)	(2,004)
Recovery of losses on accounts receivable	(622)	(499)
Decrease in accounts receivables	20,680	10,318
Increase in inventories	(14,359)	(3,423)
Increase in customer credit balances	22,672	8,516
Change in deferred taxes	5,683	(3,629)
Change in other operating assets and liabilities	(16,726)	(9,154)
Net cash used in operating activities	$(2,152)	$(8,228)

Net cash used in investing activities	$(31,162)	$(3,875)

Net cash used in financing activities	$(8,802)	$(19,865)

Home heating oil and propane gallons sold	22,600	20,600
Other petroleum products	28,700	27,900
Total all products	51,300	48,500

SUPPLEMENTAL INFORMATION STAR GROUP, L.P. AND SUBSIDIARIES RECONCILIATION OF EBITDA AND ADJUSTED EBITDA (Unaudited)

	Twelve Months Ended September 30,
(in thousands)	2017	2016

Net income	$26,900	$44,934
Plus:
Income tax expense	20,376	33,738
Amortization of debt issuance cost	1,281	1,247
Interest expense, net	6,775	7,485
Depreciation and amortization	27,882	26,530
EBITDA	83,214	113,934

(Increase) / decrease in the fair value of derivative instruments	(2,193)	(18,217)
Adjusted EBITDA	81,021	95,717

Add / (subtract)
Income tax expense	(20,376)	(33,738)
Interest expense, net	(6,775)	(7,485)
Provision (recovery) for losses on accounts receivable	1,639	(639)
(Increase) decrease in accounts receivables	(19,844)	10,965
(Increase) decrease in inventories	(10,598)	9,979
(Decrease) increase in customer credit balances	(23,085)	6,490
Change in deferred taxes	10,134	9,670
Change in other operating assets and liabilities	8,942	10,998
Net cash provided by operating activities	$21,058	$101,957

Net cash used in investing activities	$(66,381)	$(19,631)

Net cash used in financing activities	$(41,157)	$(43,646)

Home heating oil and propane gallons sold	316,900	302,500
Other petroleum products	112,100	109,500
Total all products	429,000	412,000

CONTACT:
Star Group
Investor Relations
203/328-7310

Chris Witty
Darrow Associates
646/438-9385 or cwitty@darrowir.com